UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934
Date of Report (Date of earliest event reported): October 13, 2006
WILD OATS MARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21577	84-1100630
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification Number)
3375 Mitchell Lane
Boulder, Colorado 80301
(Address of principal executive offices, including zip code)
(303) 440-5220
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On October 13, 2006, Wild Oats Markets, Inc., a Delaware corporation (the “Registrant”), provided to Perry D. Odak, Chief Executive Officer and President, written notice of non-renewal of his employment agreement (as amended, the “Employment Agreement”) beyond its current term. Previously, the Registrant and Mr. Odak extended the date for notice of non-renewal of the term of the Employment Agreement twice in order to allow time to negotiate a new agreement or modification to the existing agreement, with the last renewal expiring October 16, 2006. The Registrant and Mr. Odak have not reached a mutually satisfactory agreement as to the terms of a new or modified employment agreement. Accordingly, subject to the terms of the Employment Agreement, the term of the Employment Agreement expires on March 19, 2007. A more detailed description of the terms of the Employment Agreement is contained in the Registrant’s definitive proxy statement for its 2006 annual meeting of stockholders that was filed with the Securities and Exchange Commission on March 28, 2006.
Item 2.05 Costs Associated with Exit or Disposal Activities
On October 17, 2006, the Registrant entered into an agreement to terminate a turnkey lease of property in Chandler, Arizona, at which the Registrant had not yet opened a store. The effective date of the lease termination is October 16, 2006.
In consideration of the lease termination, the Registrant will receive a payment of $531,250 from the landlord for the purchase of certain equipment, offset by a lease termination fee payable by the Registrant to the landlord in the amount of $225,000, adjusted for pre-paid rent in the approximate amount of $23,500, and other potential pro rata adjustments under the lease for the partial year. The Registrant expects to incur non-cash loss on disposal of asset charges related to leasehold improvements and equipment in the estimated amount of $988,750, which is net of the landlord payment for equipment set forth above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wild Oats Markets, Inc.
(Registrant)

	By:	/s/ Freya R. Brier
Date: October 19, 2006		Executive Officer